FOR IMMEDIATE RELEASE TWFG Announces Unaudited Preliminary Fourth Quarter and Full Year 2024 Financial Results The Woodlands, TX –February 28, 2025 – TWFG, Inc. (“TWFG”, the “Company” or “we”) (NASDAQ: TWFG), a high-growth insurance distribution company, today announced preliminary unaudited financial highlights for the fourth quarter and full year ended December 31, 2024. The following results are preliminary, unaudited estimates and are subject to change. The Company is currently finalizing its fourth quarter and year end 2024 results, and as a result, these preliminary estimates are based solely on information available to management as of the date of this press release. The Company’s actual results may differ from these estimates due to the completion of its closing procedures, final adjustments and developments that may arise or information that may become available between now and the time the Company’s financial results are finalized. Preliminary highlighted results: • Expects total fourth quarter revenue to be between $49 million and $51 million, an increase of 23.8% and 28.9% compared to the fourth quarter of 2023 • Anticipates total full-year 2024 revenue to be between $201 million and $203 million, an increase of 16.5% and 18.2% compared to full-year 2023 • Expects total fourth quarter written premium to be $361 million, an increase of 20% compared to the fourth quarter of 2023 • Anticipates total full-year written premium of approximately $1.5 billion, an increase of 18% compared to full-year 2023 • Anticipates fourth quarter Organic Revenue Growth Rate to be between of 20.2% and 20.8% and full-year 2024 Organic Revenue Growth Rate of between 14% and 15% * Organic Revenue Growth Rate is a non-GAAP measure. A reconciliation of Organic Revenue Growth Rate to total revenue growth rate, the most directly comparable financial measure, is outlined in the reconciliation table accompanying this release. Conference Call and Full Earnings Release Date TWFG expects to release its full fourth quarter and full-year 2024 results mid-March followed by a conference call and webcast to discuss these results. Details for the call will be provided in the forthcoming earnings release. About TWFG TWFG (NASDAQ: TWFG) is a leading independent distribution platform for personal and commercial insurance in the United States, representing hundreds of insurance carriers. The Company provides innovative insurance solutions through its network of agents, carriers, and technology-driven distribution models. For more information, visit **www.twfg.com**.

Non-GAAP Financial Measures and Key Performance Indicator

Non-GAAP Financial Measures

Organic Revenue Growth included in this release is not a measure of financial performance in accordance with generally accepted accounting principles in the United States of America ("GAAP") and should not be considered a substitute for any GAAP measures, including revenue which we consider to be the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider non-GAAP financial measures in isolation or as substitutes for revenues, net income, or other consolidated financial statement data prepared in accordance with GAAP. Other companies may calculate non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

Organic Revenue Growth. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted to include revenues that were excluded in the prior period because the relevant acquired businesses had not reached the twelve-month-owned milestone but have reached the twelve-month owned milestone in the current period. We believe Organic Revenue Growth is an appropriate measure of operating performance because it eliminates the impact of acquisitions, which affects the comparability of results from period to period.

A reconciliation of our expected Organic Revenue and Organic Revenue Growth Rate to Total Revenue and Total Revenue Growth Rate, the most directly comparable GAAP measures, is as follows (in thousands):

	Three Months Ended December 31, 2024		Twelve Months Ended December 31, 2024	
	Low End	High End	Low End	High End
Total revenues	$ 49,000	$ 51,000	$ 200,500	$ 203,400
Acquisition adjustments[1]	(100)	(150)	(3,650)	(3,700)
Contingent income	(2,700)	(3,850)	(6,400)	(7,550)
Fee income	(2,500)	(3,000)	(10,400)	(10,900)
Other income	(200)	(300)	(1,300)	(1,400)
Organic Revenue	$ 43,500	$ 43,700	$ 178,750	$ 179,850
Organic Revenue Growth[2]	$ 7,323	$ 7,523	$ 22,025	$ 23,125
Total Revenue Growth Rate[3]	23.8 %	28.9 %	16.5 %	18.2 %
Organic Revenue Growth Rate[2]	20.2 %	20.8 %	14.1 %	14.8 %

(1) Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.

(2) Organic Revenue for the three months ended December 31, 2023, and for the twelve months ended December 31, 2023, used to calculate Organic Revenue Growth for the three months ended December 31, 2024, and for the twelve months ended December 31, 2024, was $36.2 million and $156.7 million, respectively, which is adjusted to reflect revenues from acquired businesses with over $0.5 million in annualized revenue that reached the twelve-month owned mark during the year ended December 31, 2024. Organic Revenue Growth Rate represents the period-to-period change in Organic Revenue divided by the total adjusted Organic Revenue in the prior period. (3) Represents the period-to-period change in total revenues divided by the total revenues in the prior period. Key Performance Indicator Total Written Premium. Total Written Premium represents, for any reported period, the total amount of current premium (net of cancellation) placed with insurance carriers. We utilize Total Written Premium as a key performance indicator when planning, monitoring, and evaluating our performance. We believe Total Written Premium is a useful metric because it is the underlying driver of the majority of our revenue. Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These statements reflect management’s expectations based on currently available information and involve significant risks, uncertainties, and assumptions that may cause actual results to differ materially. Factors that may cause such differences include, but are not limited to, the finalization of the Company’s year-end financial results, economic conditions, and other risks detailed in the Company’s SEC filings. TWFG undertakes no obligation to update any forward-looking statements, except as required by law. Investor Contact: Gene Padgett, CAO TWFG, Inc. gene.padgett@twfg.com Media Contact: Alex Bunch TWFG, Inc. alex@twfg.com